                                                                   EXHIBIT 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company operates in one industry segment, enhanced communications services. The Company's services include 800-based services for mobile individuals, voice messaging, full service conference calling and, in 1998, enhanced document distribution services (Xpedite) and internet based communications. The Company's principal competitive advantage is that it integrates these services through its private network and provides its customers a single source solution for enhanced communications. By offering a network-based solution, the Company's customers can access and use its services through a telephone or computer anywhere in the world and avoid costs associated with purchasing and maintaining technology and equipment themselves.

  Revenues from 800-based services consist of usage fees from individual subscribers which are generally based on per minute rates. Also, from license fees from corporations, primarily telecommunication carriers, under outsourcing arrangements. License fees are also generally based on per minute rates. Voice messaging revenues generally consist of fixed monthly fees and usage fees based on the number of messages initiated by a subscriber. Enhanced document distribution revenues generally consist of per page or per minute fees, sales of fax message handling systems and royalties for the use of certain Company software from corporations and individual subscribers. Although the Company does not currently derive any revenues for its Internet-based services, management anticipates that revenues from these products will consist of both fixed monthly and usage based components.

  Cost of services consists primarily of transmission costs. License customers generally arrange for, and directly bear the cost of, transmission. Consequently, while the per minute fees for licensee platform usage are lower than those for individual subscriber services, the gross margin from license arrangements is considerably higher than for subscriber services.

  Selling, general and administrative expenses include direct and indirect commissions, the cost of print advertisements, salaries and benefits, travel and entertainment expenses, bad debt expense, rent and facility expense, accounting and audit fees, legal fees, property taxes and other administrative expenses.

  Depreciation and amortization include depreciation of computer and telecommunications equipment and amortization of intangible assets. The Company provides for depreciation using the straight-line method of depreciation over the estimated useful lives of the assets, which range from five to 25 years, with the exception of leasehold improvements which are depreciated on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the assets. Amortization of intangible assets includes deferred software development costs, goodwill and strategic investments and alliances and strategic alliance contract intangible, which are amortized over lives ranging from five to 40 years.

  The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates. The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and notes thereto.

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, the percentage relationship of certain statements of operations items to total revenues.

                                                       YEAR ENDED
                                         --------------------------------------
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1997         1996         1995
                                         ------------ ------------ ------------
REVENUES................................    100.0%       100.0%       100.0%
COST OF SERVICES........................     32.3         31.0         29.3
                                            -----        -----        -----
GROSS MARGIN............................     67.7         69.0         70.7
                                            -----        -----        -----
OPERATING EXPENSES
  Selling, general and administrative...     43.1         50.0         55.0
  Depreciation and amortization.........      7.4          6.9          6.7
  Restructuring and other special
   changes..............................     22.8          3.4         26.1
  Accrued settlement costs..............      0.4          0.4          1.2
                                            -----        -----        -----
    Total operating expenses............     73.7         60.7         89.0
                                            -----        -----        -----
OPERATING INCOME (LOSS).................     (6.0)         8.3        (18.3)
                                            -----        -----        -----
OTHER INCOME (EXPENSE)
  Interest, net.........................     (0.7)        (1.5)        (2.0)
  Gain on contract termination..........      --           --           0.6
  Other, net............................      0.2         (0.0)         0.2
                                            -----        -----        -----
    Total other income (expense)........     (0.5)        (1.5)        (1.2)
                                            -----        -----        -----
NET INCOME (LOSS) BEFORE INCOME TAXES
AND EXTRAORDINARY ITEM..................     (6.5)         6.8        (19.5)
PROVISION FOR (BENEFIT FROM) INCOME
TAXES...................................     (0.6)         2.6          1.4
                                            -----        -----        -----
NET INCOME (LOSS) BEFORE EXTRAORDINARY
ITEM....................................     (5.9)         4.2        (20.9)
                                            -----        -----        -----

EARLY EXTINGUISHMENT OF LONG-TERM DEBT,
 NET OF INCOME TAX (BENEFIT)............      0.2          --           --


NET INCOME (LOSS).......................     (6.1)%        4.2%       (20.9)%
                                            =====        =====        =====

 Overview

  The Company has achieved substantial growth particularly since its initial public offering during the first quarter of 1996. Excluding restatement effects in prior years from pooling of interests acquisitions, revenues grew from $22.3 million in 1995 to $395.5 million in 1997, a compounded annual growth rate of 321.1%. Similarly, operating profits before restructuring and other special charges grew from $2.3 million to $68.4 million, a compounded annual growth rate of 445.5% over the same period. The Company has achieved growth in revenues and operating profits before restructuring and other special charges by pursuing its strategy to become the leading provider of enhanced communication services. During 1996 and 1997 the Company:

  . Pursued an aggressive acquisition strategy to expand its service offerings to encompass all services comprising enhanced communications. In the first quarter 1998, the Company acquired Xpedite (enhanced document distribution), a leading worldwide independent provider of enhanced document distribution services. In 1997, the Company acquired Voice-Tel (voice messaging) and VoiceCom (voice messaging and 800-based services) thereby acquiring technology necessary to offer voice messaging on a local access basis and one of the largest private networks in the world utilizing frame relay and internet protocols. During 1996, the Company acquired TeleT, an enterprise engaged in computer telephony software development, which provided it with the foundation of its Orchestrate service offering which integrates all enhanced communication services by allowing users the flexibility to utilize these services through a computer or telephone.

  . Continued strong internal growth in the Company's 800-based business.

  . Reduced costs by efficiently integrating its 1997 and 1995 acquisitions and containing growth in other operating costs thereby enabling it to improve operating leverage from increased revenues.

 Analysis

  The Company's financial statements for all periods presented have been restated to include the operations of Xpedite, the Voice-Tel Acquisitions and VoiceCom which were accounted for as pooling of interests. The following discussion and analysis is prepared on that basis.

 Revenues increased 20.8% to $395.5 million in 1997 and 61.1% to $327.3 million in 1996. Revenue growth was due principally to growth in the following areas:

  . Strategic partner programs, particularly new programs such as American
    Express, DeltaTel and First USA, which experienced significant increases in new subscribers,

  . License programs, both from growth in revenue from existing customers and new license customers, and

  . New 800-based services, including prepaid and enhanced feature calling cards which offer new features such as voice messaging through local access, call connect and call screening services and text-to-voice e-mail.

  . Domestic and international enhanced document distribution services.

  Revenues in the Company's 800-based services grew 53.0% in 1997 and 74.4% in 1996.

  Gross profit margins were 67.7%, 69.0% and 70.7% in 1997, 1996 and 1995, respectively. Decreasing gross margins result primarily from changes in revenue mix toward lower margin international enhanced document distribution services, lowest cost routing issues in the first half of 1997 associated with enhanced document distribution services which caused traffic to be delivered at a higher rate than the lowest cost available and increased fixed leased line costs associated with expanding enhanced document distribution services. The Company has taken corrective action to address the lowest cost routing issues from the first half of 1997 related to its enhanced document distribution services. The Company monitors gross profit margins routinely and seeks to obtain favorable transmission costs by negotiating lower rates with its principle telecommunications service providers through volume discounts, and seeks to utilize the lowest cost routing through its private network.

  Selling, general and administrative costs as a percent of revenues were 43.1%, 50.0% and 55.0% in 1997, 1996 and 1995, respectively. These costs declined as a percent of revenues due to aggressive restructuring of acquired businesses (Voice-Tel and VoiceCom) in 1997. These activities included substantially reducing the workforce of acquired businesses, exiting duplicative facilities, eliminating redundant business activities, expanding internationally where fixed costs are inherently lower than domestic fixed costs and general spending reductions. Operating leverage during 1997 and 1996 has improved by increased revenues as the Company's administrative cost structure is highly fixed in nature.

  Depreciation and amortization was $29.3 million or 7.4% of revenues in 1997, $22.6 million or 6.9% of revenues in 1996 and $13.5 million or 6.7% of revenues in 1995. Increased depreciation and amortization expense results mainly from depreciation associated with increased purchases of computer telephony equipment to support new business growth, amortization of goodwill and other intangibles acquired in connection with the Voice-Tel acquisitions in 1997, the WorldCom strategic investment entered into in 1996 and the Swift, Vitel and Comwave acquisitions in the fourth quarter 1995.

  Net interest expense decreased to $2.6 million in 1997, from $4.8 million in 1996 and $4.1 million in 1995. Net interest expense decreased primarily from investment of excess proceeds from the Company's initial public offering in March 1996 and convertible subordinated note in June 1997. Interest expense in 1997, 1996 and 1995 resulted mainly from indebtedness of Xpedite, Voice-Tel and VoiceCom. The majority of these obligations related to Voice-Tel and VoiceCom were retired in connection with the acquisitions. The majority of indebtedness at Xpedite is associated with bank borrowings to finance acquisitions in 1995 and the XSL acquisition.

  Accrued settlement costs for the year ended December 31, 1997 were $1.7 million compared to $1.3 million for the year ended December 31, 1996. See
Note 14--Commitments and Contingencies of the Notes to the Consolidated Financial Statements and "Legal Proceedings" under Item 1 of Part II of this document for further information about this matter.

  Restructuring and other special charges incurred in 1997 were $90.1 million compared to $11.0 million in the year ended December 31, 1996 and $53.0 million in the year ended December 31, 1995. See Note 3--Acquisitions and Note 16-- Restructuring and Other Special Charges in the Notes to Consolidated Financial Statements and "Restructuring and Other Special Charges" which follows in this discussion.

  In the years ended December 31, 1997 and 1995 the Company's effective income tax rate was higher than the statutory rate due to non-deductible merger costs, and the write-off of in-process research and development in connection with the Swift, Vitel and Comwave acquisitions. In 1996 the Company's effective income tax rate was less than the statutory rate due to certain non-taxable investment income and income of the Voice-Tel entities which had elected to be treated as S-Corporations under U.S.tax law prior to their acquisition by the Company.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded its growth through cash generated by operations, proceeds from its initial public offering in March 1996, obtaining revolving bank borrowings and by issuing convertible indebtedness in 1997. Cash provided by operations was $36.0 million or 9.1% of revenues in 1997, $49.0 million or 15.0% of revenues in 1996 and $19.9 million or 9.8% of revenues in 1995. Excluding payments made for restructuring, accrued settlement costs and other special charges, cash provided by operations was $78.8 million or 19.9% of revenues in 1997. Improving operating cash flow margins, excluding restructuring and special charges, resulted mainly from the Company's integration and cost reduction initiatives associated with the Voice-Tel and VoiceCom acquisitions in 1997 which reduced operating costs of these businesses and its increasing revenue base which, because of the Company's relatively fixed cost structure, improved operating leverage and profits.

 The Company used cash in investing activities of approximately $248.4 million in 1997, $114.1 in 1996 and $59.1 million in 1995. Investment of $86.7 million of excess proceeds from the issuance of convertible subordinated notes in 1997, the purchase of XSL for $78.3 million through bank borrowings in 1997, $67.2 million from the Company's initial public offering in 1996 and the purchase of Swift, Vitel and Comwave for $46.2 million in 1995 accounted for a majority of the Company's investing activities in 1997, 1996 and 1995. The Company purchased property and equipment, primarily computer and telecommunications equipment, of approximately $43.3 million in 1997, $31.1 million in 1996 and $16.1 million in 1995. These expenditures were made primarily to expand operational infrastructure to support new business growth. Management anticipates that these expenditures will continue to increase in the future as the Company upgrades and expands its operational infrastructure of both its existing computer telephony network and integrates the network of its recent acquisition, Xpedite. The Company made investments of approximately $24.1 million in 1997 in various companies engaged in emerging technologies, such as telemedicine and the internet, as well as marketing alliances and outsourcing programs designed to reduce costs and develop new markets and distribution channels for the Company's products. Management will continue to make such investments in the future in complementary businesses and other initiatives that further its strategic business plan. The Company paid approximately $94.5 million of cash in connection with the purchase of XSL and the Voice-Tel Acquisitions in 1997 and $2.9 million in the acquisition of TeleT in 1996. See Note 3 -- Acquisitions in Notes to Consolidated Financial Statements.

  The Company utilized proceeds from issuance of convertible subordinated notes of $172.5 million and revolving line of credit of $150.0 million in 1997 and its initial public offering proceeds of $74.6 million in 1996 to support growth in its existing businesses and also to make acquisitions and other strategic investments. In addition to cash paid to purchase XSL and certain Voice-Tel Franchisees in 1997, the Company also repaid approximately $29.5 million of indebtedness in 1997 assumed in connection with the Voice-Tel acquisitions. Cash distributions to shareholders of VoiceCom and certain Voice-Tel companies, primarily S Corporations, used $9.4 million, $3.6 million and $1.5 million in 1997, 1996 and 1995, respectively. Such distributions were made in periods prior to the Voice-Tel and VoiceCom acquisitions and were made primarily to remunerate S Corporation shareholders for taxes paid on the proportionate share of taxable income of such companies they were required to report in their individual income tax returns.

  At December 31, 1997,the cumulative translation adjustment was approximately ($3.6) million. Cumulative translation adjustments result from the process of translating the consolidated financial statements from the functional currencies of each non-U.S. subsidiary into U.S. dollars. The functional currencies of the Company's subsidiaries include thirteen different foreign currencies. This translation resulted in an approximate $3.6 million unfavorable cumulative translation adjustment for the year ended December 31, 1997. More specifically, in the period from December 31, 1996 to December 31, 1997, all of the foreign currencies that represent functional currencies of the Company's subsidiaries were devalued, relative to the U.S. Dollar, including the devaluation of the Australian Dollar, Malaysian Ringgit, Japanese Yen, Taiwanese Dollar, and South Korean Won by approximately 20%, 48%, 11%, 18% and 71%, respectively.

  In January 1998, the Company acquired, directly or indirectly through a wholly owned subsidiary of the Company, approximately 76.7% of the issued share capital of XSG and indebtedness of XSG to its former majority shareholder. The purchase price for the acquisition including transaction costs was approximately $13.3 million, which included the forgiveness of the $3.2 million loan to XSG. Together with the 19.9% of the issued share capital of XSG previously owned by the Company, the Company owned approximately 96.6% of the issued share capital of XSG upon closing. In addition the Company purchased the remaining 3.4% of the issued share capital of XSG on February 17, 1998, for approximately $576,000. The purchase price was funded with bank borrowings.

  The Company has entered into "put" and "call" arrangements relating to the outstanding shares of each of XSL, Xpedite Systems, GmbH ("XSG") and Xpedite Systems, S.A. ("XSSA"). The purchase prices payable in connection with the exercise of such "put" or "call" options is based on, among other things, the achievement of certain financial results as set forth in the put and call agreements. The Company currently has an ownership interest of 18.8% in XSSA.

  XSSA has not met the minimum amount of earnings necessary for the put or call option to be exercisable, and therefore, due to the uncertainties as to the ability of XSSA to achieve the required financial results in the future, and the uncertainty of future events, the Company does not consider the exercise of these options to be probable during the next twelve months. However, assuming that XSSA achieves the minimum amount of earnings of $1.0 million (at current exchange rates) and utilizing the Company's stock price and earnings as of the twelve months ended December 31, 1997, the purchase price payable in connection with the exercise of 100% of the put option would be approximately $13.1 million. The actual amount of the purchase price will more than likely differ from this amount due to (1) the variable factors used to determine the purchase price; and/or (2) the possibility of changes in the Company's capital structure, and/or its continued status as a publicly traded company.

  If exercised, the purchase price payable in connection with the "put" and "call" option with respect to XSSA is payable in any combination of cash, negotiable securities or Common Stock of the Company, at the Company's option. In addition to the foregoing, the Company may purchase XSSA pursuant to negotiations with the stockholders thereof.

  If and when the put and call options are exercised, the investment in XSSA will be accounted for either on the equity method of accounting or will be consolidated, depending on the Company's percentage of ownership.

  At December 31, 1997, the Company's principal commitments involve certain indebtedness, lease obligations and minimum purchase requirements under supply agreements with telecommunications providers. The Company is in compliance under all such agreements at this date. See also Note 6--Revolving Line of Credit,
Note 7--Long-Term Debt and Note 14--Contingencies and Commitments in Notes to Consolidated Financial Statements.

  Management believes that cash and marketable securities on-hand of approximately $198.3 million and cash generated by operating activities will be adequate to fund growth in the Company's existing businesses for the forseeable future. However, the Company will be required to repay or refinance certain indebtedness assumed in connection with its acquisition on February 27, 1998 of Xpedite. Such indebtedness approximates $140 million and management is currently evaluating alternatives in this regard.

RESTRUCTURING AND OTHER SPECIAL CHARGES

  In connection with the Xpedite Acquisition, the Company recorded restructuring and other special charges of approximately $16.5 million in the fourth quarter 1997. Such amounts consisted of merger termination costs associated with the "UBS Agreement," transactions costs associated with the acquisition of Xpedite and asset write-offs of acquisitions accounted for under the purchase method of accounting.

  In connection with the VoiceCom Acquisition, the Company recorded restructuring and other special charges of approximately $28.2 million in the third quarter of 1997. Such amounts consisted of transaction costs, asset impairments, costs to terminate or restructure certain contractual obligations and other costs.

  Transaction costs associated with the VoiceCom acquisition were expensed as required by the pooling-of-interests method of accounting. Other restructuring and special charges recorded in the third quarter result principally from management's plan to restructure VoiceCom's operations by reducing its workforce, exiting certain facilities, discontinuing duplicative product offerings and terminating or restructuring certain contractual obligations.

  The Company recorded approximately $45.4 million of restructuring and other special charges in the second quarter of 1997 in connection with the Voice-Tel Acquisitions. Those charges result from management's plan to restructure the operations of the Voice-Tel Entities under a consolidated business group model and discontinue its franchise operations. This initiative involves substantial reduction in the administrative workforce, abandoning duplicative facilities and assets and other costs necessary to discontinue redundant business activities.

  During the third quarter of 1996 in connection with the acquisition of TeleT, the Company allocated approximately $11.0 million of the purchase price to incomplete research and development projects. Accordingly, this cost was expensed as of the acquisition date. This allocation represents the estimated value related to the incomplete projects determined by an independent appraisal. The development of these projects had not yet reached technological feasibility and the technology had no alternative future use.

  During the fourth quarter of 1995 the Company, from the acquisition of Xpedite Systems, Inc., allocated approximately $53.0 million of purchase price to in-process research and development related to the Swift, Vitel and Comwave acquisitions. Since the technological feasibility of the in-process research and development had not yet been established and the technology had no alternative future use, this cost was expensed as of the acquisition date.

OTHER MATTERS

  It is possible that a significant portion of the Company's installed computer systems, software products, billing systems, telephony networks, database or other business systems (hereinafter referred to collectively as "Systems", or those of the Company's customers, vendors or resellers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the years 1999, 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company is currently in the process of evaluating its Systems to determine whether or not modifications will be required to prevent problems related to the Year 2000. There can be no assurance that the Company will identify all such Year 2000 problems in its Systems or those of its customers or vendors, including network transmission providers, in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. In addition, the Company is dependent upon third parties for transmission of its calls and other communications. There can be no assurance that these third party providers will identify and remedy any Year 2000 problems in their transmission facilities. The expenses of the Company's efforts to identify and address such problems, the expenses or liabilities to which the Company may be subject as a result of such problems, or the failure of third party providers of transmission facilities, could have a material adverse effect on the Company's business, financial condition and results of operations. The financial stability of existing customers may be adversely impacted by Year 2000 problems which could have a material adverse impact on the Company's revenues. In addition, failure of the Company to identify and remedy Year 2000 problems could put the Company at a competitive disadvantage relative to companies that have corrected Year 2000 problems.

NEW ACCOUNTING PRONOUNCEMENTS

  During 1997 the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Both are effective for fiscal years beginning after December 15, 1997. Management is currently studying the impact that SFAS No. 131 will have on its financial statement disclosures. The adoption of SFAS No. 130 will not affect results of operations or financial position, but will require cumulative translation adjustments, which currently are reported in shareholders' equity, to be included in other comprehensive income and the disclosure of total comprehensive income.

                    FACTORS AFFECTING FUTURE PERFORMANCE

  When used in this Form 8-K, in documents incorporated herein and elsewhere by management or the Company from time to time, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements concerning the Company's business operations, economic performance and financial condition, including in particular, the Company's business strategy and means to implement the strategy, the Company's objectives, the amount of future capital expenditures, the likelihood of the Company's success in developing and introducing new products and expanding its business, and the timing of the introduction of new and modified products or services. For these statements, the Company claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements are based on a number of assumptions and estimates which are inherently subject to significant risks and uncertainties, many of which are beyond the control of the Company and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in the Company's forward-looking statements, including the factors set forth below and in the Company's reports and other filings with the Commission.

  Ability to Manage Growth; Acquisition Risks. Premiere continually evaluates acquisition opportunities and, as a result, frequently engages in acquisition discussions, conducts due diligence activities in connection with possible acquisitions, and, where appropriate, engages in acquisition negotiations. Premiere has experienced substantial growth in revenue and personnel in recent years, particularly in 1997. A substantial portion of such growth has been accomplished through acquisitions, including the Voice-Tel Acquisitions, the acquisition of VoiceCom Holdings, Inc. ("VoiceCom") and the merger (the "Xpedite Merger") with Xpedite Systems, Inc. Premiere's growth has placed significant demands on all aspects of Premiere's business, including its administrative, technical and financial personnel and systems. Additional expansion by Premiere, including the Xpedite Merger, may further strain Premiere's management, financial and other resources. There can be no assurance that Premiere's systems, procedures, controls and existing space are or will be adequate to support expansion of Premiere's operations. Premiere's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its administrative, technical and financial control and reporting systems. If Premiere is unable to respond to and manage changing business conditions, then the quality of Premiere's services, its ability to retain key personnel and its results of operations could be materially adversely affected. At certain stages of growth in network usage, Premiere will be required to add capacity to its computer telephony platform and its digital central office switches and will need to continually add capacity to its private frame relay network, thus requiring Premiere continuously to attempt to predict growth in its network usage and add capacity accordingly. Difficulties in managing continued growth, including difficulties in predicting the growth in network usage, could have a material adverse effect on Premiere's business, financial condition and results of operations.

  Acquisitions, including the Xpedite Merger, also involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of Premiere's management's attention from other business concerns, entry into markets in which Premiere has little or no direct prior experience and the potential loss of key employees of the acquired company. Premiere is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

  Future acquisitions by Premiere may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on Premiere's business, financial condition and results of operations. For example, the Voice-Tel Entities and VoiceCom established reserves for certain potential tax liabilities that Premiere's management believes to be adequate based on certain assumptions which Premiere's management believes are reasonable. If, however, such assumptions prove to be incorrect and the potential liabilities ultimately exceed established reserves, Premiere's business, financial condition and results of operations could be materially adversely affected. Premiere has recorded approximately $14.8 million of goodwill and other intangible assets in connection with the Voice-Tel Acquisitions. Premiere is amortizing the goodwill on a straight-line basis over 40 years, and Premiere believes the useful life of the Voice-Tel Entities to be at least 40 years. If the amortization period is accelerated due to a reevaluation of the useful life of the Voice-Tel Entities or otherwise, amortization expense may initially increase on a quarterly basis or require a write-down of the goodwill. An increase in the rate of amortization of goodwill or future write-downs and restructuring charges could have a material adverse effect on Premiere's business, financial condition and results of operations.

  Premiere has taken, and in the future may take, charges in connection with acquisitions. During the second quarter of 1997, Premiere took a pre-tax charge of approximately $45.4 million in connection with the Voice-Tel Acquisitions and during the third quarter of 1997, Premiere took a pre-tax charge of approximately $28.2 million in connection with the acquisition of VoiceCom. The Company anticipates that it will record restructuring and other special charges before income taxes in the range of $50 million in connection with the Xpedite acquisition. Such amount includes charges recorded by Xpedite in the fourth quarter of 1997 expected by management to be in the range of $20 million before income taxes. Moreover, Premiere may take additional charges in connection with future acquisitions. There can be no assurance that the costs and expenses incurred will not exceed the estimates upon which such charges are based.

  In June 1997, Premiere completed the Voice-Tel Acquisitions. Prior to the Voice-Tel Acquisitions, the Voice-Tel Entities operated approximately 210 POPs in five countries. VTE operated as a franchisor, and each of the approximately 100 Franchisees was independently owned and operated. Premiere is in the process of consolidating these separate businesses by attempting to eliminate duplicative and unnecessary costs and to operate them under common management. Potential challenges to the successful consolidation of the Voice-Tel Entities include, but are not limited to: (i) centralization and consolidation of financial, operational and administrative functions; (ii) consolidation of the service centers, network and work force; (iii) elimination of unnecessary costs; and
(iv) realization of economies of scale. Premiere is in the process of integrating Voice-Tel's service offerings, operations and systems with those of Premiere, and therefore, the Voice-Tel integration plans may materially change in the future. Challenges to the successful integration of the Voice-Tel Entities include, but are not limited to: (i) localization of Premiere products; (ii) integration of the Premiere platform with the Voice-Tel network; (iii) cross-selling of products and services to the customer base of Voice-Tel and Premiere; (iv) integration of new personnel; and (v) compliance with regulatory requirements.

  Because of the size and fragmented nature of the facilities and businesses of the Voice-Tel Entities and the technical complexity of integrating Premiere's products with those of Voice-Tel, the integration process is particularly complex and will place significant demands on Premiere's management, engineering, financial and other resources. There can be no assurance that the Voice-Tel Entities will be successfully consolidated or integrated with Premiere's operations on schedule or at all, that the Voice-Tel Acquisitions will result in sufficient net sales or earnings to justify Premiere's investment therein or the expenses related thereto, or that operational synergies will develop. The successful consolidation of the Voice-Tel Entities and their integration into Premiere's operations are critical to Premiere's future performance. Failure to successfully consolidate and integrate the Voice-Tel Entities or to achieve operating synergies would have a material adverse effect on Premiere's business, financial condition and results of operations.

  Competition. The market for the Company's services is intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. The Company believes that existing competitors are likely to expand their service offerings and that new competitors are likely to enter the personal communications market and to attempt to integrate such services, resulting in greater competition for the Company. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company attempts to differentiate itself from its competitors by offering an integrated suite of enhanced personal communications services. Other providers currently offer each of the individual services and certain combinations of the services offered by the Company. The Company's worldwide mobile communications services and features compete with services provided by companies such as AT&T Corp. ("AT&T"), MCI Communications Corp. ("MCI") and Sprint Corp. ("Sprint") as well as smaller interexchange long distance providers. The Company's voice mail services, including those acquired in the Voice-Tel Acquisitions and the VoiceCom acquisition, compete with voice mail services provided by AT&T, certain regional Bell Operating Companies ("RBOCs") and other service bureaus as well as by equipment manufacturers, such as Octel Communications Corporation ("Octel"), Northern Telecom, Inc. ("Northern Telecom"), Siemens Business Communications Systems, Inc. ("Siemens"), Centigram Communications Corporation ("Centigram"), Boston Technology, Inc. ("Boston Technology") and Digital Sound Corporation ("Digital Sound"). The Company's enhanced travel, concierge, news and e-mail services compete with services provided by America Online, Inc. ("America Online"), Prodigy Services Co. ("Prodigy") and numerous Internet service providers. The Company's paging services compete with paging services offered by companies such as AT&T and MCI.

  The Company's Orchestrate service, which the Company anticipates beginning marketing during the second quarter of 1998, is expected to compete with products offered by companies such as Octel, Microsoft Corp. ("Microsoft"), Novell, Inc. ("Novell"), Lucent Technologies, Inc. ("Lucent") and numerous other entities. For example, Octel and Microsoft recently announced a service, called "Unified Messenger," which places all voice mail, e-mail and fax messages in a single mailbox accessible by computer or telephone. In addition, the number of companies offering call center technology, including AT&T, MCI and Lucent, has grown dramatically over the past few years, primarily in response to major outsource initiatives and significantly lower technology costs.

The Company expects that other parties will develop and implement information and telecommunications service platforms similar to its platform, thereby increasing competition for the Company's services.

  Through the recently completed Xpedite Merger, Premiere offers enhanced document distribution services ("Enhanced Services"). Xpedite's fax communication services currently compete with services provided by each of AT&T, MCI and Sprint, and many of the national postal, telephone and telegraph companies ("PTTs") around the world. Neither Premiere nor Xpedite can predict whether AT&T, MCI, Sprint, any Internet service provider or PTT or any other competitor will expand its fax communications services business, and there can be no assurance that these or other competitors will not commence or expand their businesses. Moreover, Xpedite's receiving, queuing, routing and other systems logic and architecture are not proprietary to Xpedite, and as a result, there can be no assurance that such information will not be acquired or duplicated by Xpedite's existing and potential competitors. Xpedite does not typically have long-term contractual agreements with its customers, and there can be no assurance that its customers will continue to transact business with Premiere in the future. In addition, even if there is continued growth in the use of electronic document distribution services, there can be no assurance that potential customers will not elect to use their own equipment to fulfill their needs for electronic document distribution services. There also can be no assurance that customers will not elect to use alternatives to Xpedite's electronic document distribution services, including the Internet, to carry such customers' communications or that companies offering such alternatives will not develop product features or pricing which are more attractive to customers than those currently offered by Xpedite.

  Furthermore, on February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996, as amended (the "1996 Act"), which allows local exchange carriers ("LECs"), including the RBOCs, to provide long distance telephone service between Local Access and Transport Areas ("LATAs"), which will likely significantly increase competition for long distance services. The new legislation also grants the Federal Communications Commission (the "FCC") the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by regulated entities, including the RBOCs, in competition with the Company. Such increased competition could have a material adverse effect on the Company's business, financial condition and results of operations.

  Telecommunications companies compete for consumers based on price, with major long distance carriers conducting extensive advertising campaigns to capture market share. There can be no assurance that a decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs and other LECs into the long distance market, would not have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company expects that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the technology of the Company. The Company does not have the contractual right to prevent its Premiere WorldLink subscribers from changing to a competing network, and the Company's subscribers may generally terminate their service with the Company at will.

  Dependence on Key Management and Personnel. The Company's success is largely dependent upon its executive officers and other key personnel, the loss of one or more of whom could have a material adverse effect on the Company. The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of Boland T. Jones, Chairman and President, and certain other key executives. Mr. Jones has entered into an employment agreement with the Company which expires in December 1999, and the Company maintains key man life insurance on Mr. Jones in the amount of $3.0 million. During the fourth quarter of 1997, D. Gregory Smith, a co-founder of the Company, resigned as a director, Executive Vice President and Assistant Secretary of the Company and as a director and officer of PCI and certain other subsidiaries, and Leonard A. DeNittis resigned as the Vice President of Engineering and Operations of PCI.

  The Company also believes that to be successful it must hire and retain highly qualified engineering and product development personnel. Competition in the recruitment of highly qualified personnel in the information and telecommunications services industry is intense. The inability of the Company to locate, hire and retain such personnel may have a material adverse effect on the Company. No assurance can be given that the Company will be able to retain its key employees or that it will be able to attract qualified personnel in the future.

  Reliance on Amway and Certain other Relationships. Historically, the Voice-Tel Entities have relied on sales through Amway Corporation ("Amway") for a substantial portion of their revenue. Such sales accounted for approximately 20.0%, 14.3% and 10.1% of the Company's revenue for 1995, 1996 and 1997, respectively. Amway's relationship with VTE commenced in 1990 when VTE began managing the voice messaging operations previously conducted by Amway's subsidiary, Amvox, Inc. ("Amvox"). VTE subsequently acquired and franchised the former Amvox service centers from Amway in exchange for an equity interest in VTE. Amway later invested in the development of the private frame relay digital messaging network through VTN. As a result of these transactions, Amway also became the single largest equity holder in VTE and VTN. VTE and Amway have entered into a service and reseller agreement (the "Amway Agreement") providing, among other things, for the sale by VTE of voice messaging and network transmission services on an exclusive basis to Amway in the United States, Canada, New Zealand and Australia for resale by Amway to its independent distributors under the "Amvox" tradename. The Amway Agreement does not bind the Amway distributors, who are free to acquire messaging services from alternative vendors. The Amway Agreement may be canceled by either party upon 180 days prior written notice or upon shorter notice in the event of a breach. The Amway Agreement does not prohibit VTE from continuing to provide voice messaging and network transmission services to Amway's distributors following termination of the Amway Agreement. However, in the event that Amway recommended a voice messaging and network transmission services provider other than the Company, there can be no assurance that Amway's distributors would not follow such recommendation. Amway sold a significant portion of the Common Stock that it acquired in the Voice-Tel Acquisitions in an offering pursuant to a demand registration by certain former owners of the Voice-Tel Entities. Such sale decreased Amway's interest in the Company and may increase the possibility that Amway will recommend a voice messaging and network transmission services provider other than the Company. There can be no assurance that the Company's relationship with Amway and the Amway distributors will continue at historical levels or at all, nor can there be any assurance of long-term price protection for services provided to Amway. Loss or diminution in the Amway relationship, or a decrease in average sales price without an offsetting increase in volume, could have a material adverse effect on the Company's business, financial condition and results of operations.

  In September 1997, Premiere entered into an agreement with Digitec 2000, Inc. ("Digitec") pursuant to which Digitec will act as a distributor to market and sell prepaid telephone cards. Under the terms of such agreement, Digitec agreed, starting January 1, 1998, to sell cards with a minimum retail value each month. In the event that Digitec has not sold all of the cards by August 31, 1998, Digitec will be obligated to pay Premiere an amount equal to the retail value of the unsold cards less commissions that would have been payable on such cards. Digitec is not currently selling the monthly minimum amount and no assurance can be given that Digitec will be able to sell the amount of cards that it is obligated to sell under the terms of such agreement. In the event that Digitec is unable to do so, the Company believes that it is unlikely that Digitec would have the financial resources available to it to make the payment required on August 31, 1998 under such agreement.

  Technological Change; Risk of Obsolescence; Dependence on New Services. The market for the Company's services is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The Company's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in technologies, enhance its current services, develop and introduce new services in a timely fashion, enhance its software and its computer telephony platform and compete successfully with products and services based on evolving or new technologies. The Company expects new products and services, and enhancements to existing products and services, to be developed and introduced which will compete with the services offered by the Company. Among the new and evolving technologies with which the Company expects to compete are notebook computers equipped with sound cards, fax modems and cellular modems, portable Internet appliances which would allow connection to the Internet over wireless networks and personal digital assistants with enhanced communications features. In addition, aspects of the Company's Orchestrate product line, which has been marketed to customers during the first quarter of 1998, is expected to compete within markets where larger companies are working to provide a unified messaging solution. The Company is also aware that products currently exist which provide text-to-voice e-mail conversion and "call connect/call screening" services.

  Through the recently completed Xpedite Merger, Premiere offers Enhanced Services. See "--Risks Associated with Expansion of Enhanced Document Distribution Services." Technological advances may result in the availability of new services, products or methods of electronic document delivery that could compete with the electronic document distribution services currently provided by Premiere and Xpedite or decrease the cost of existing products or services which could enable Premiere's and/or Xpedite's established or potential customers to meet their own needs for electronic document distribution services more cost efficiently than through the use of Premiere or Xpedite or in the future through the use of the combined company's services. In addition, Premiere may experience difficulty integrating incompatible systems of acquired businesses into its network. There can be no assurance that Premiere will not be materially adversely affected in the event of such technological change or difficulty, or that changes in technology will not enable additional companies to offer services which could replace, or be more cost-effective than, some or all of the services offered now by Premiere or Xpedite or in the future by the combined company.

  The Voice-Tel Acquisitions constitute a significant investment by the Company in a private frame relay network architecture. Alternative architectures currently exist, and technological advances may result in the development of additional network architectures. There can be no assurance that the telecommunications industry will not standardize on a protocol other than frame relay or that the Company's frame relay architecture will not become obsolete. Such events would require the Company to invest significant capital in upgrading or replacing its private frame relay network and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company must continually introduce new products in response to evolving industry standards and customer demands for enhancements to the Company's existing products. One such new product is Orchestrate, which is operational and has been available in limited release. The Company anticipates commencing marketing of the Orchestrate product during the second quarter of 1998. The Company believes that its competitors have not yet developed a publicly available network-based product which incorporates all of the functionalities of Orchestrate, although the Company's competitors have developed products which the Company believes offer some, but not all, of the bundled services offered through Orchestrate . There can be no assurance that: (i) the Company will be successful in developing and marketing service enhancements or new services that respond to these or other technological changes or evolving industry standards; (ii) the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of its services, including Orchestrate; or (iii) its new services and the enhancements thereto, including Orchestrate, will adequately meet the requirements of the marketplace and achieve market acceptance. Delays in the introduction of new services, the inability of the Company to develop such new services or the failure of such services to achieve market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

  Uncertainty of Market Acceptance of Computer Telephony. The Company's future success depends upon the market acceptance of its existing and future computer telephony product lines and services. Computer telephony integrates the functionality of telephones and computers and thus represents a departure from standards for information and telecommunications services. Market acceptance of computer telephony products and services generally requires that individuals and enterprises accept a new way of exchanging information. The Company believes that broad market acceptance of its computer telephony product lines and services will depend on several factors, including ease of use, price, reliability, access and quality of service, system security, product functionality and the effectiveness of strategic marketing and distribution relationships. There can be no assurance that the Company's computer telephony products and services will achieve broad market acceptance or that such market acceptance will occur at the rate which the Company currently anticipates. A decline in the demand for, or the failure to achieve broad market acceptance of, the Company's computer telephony product lines and services would have a material adverse effect on the Company's business, financial condition and results of operations.

  Limited Protection of Proprietary Rights and Technology. The Company relies primarily on a combination of intellectual property laws and contractual provisions to protect its proprietary rights and technology. These laws and contractual provisions provide only limited protection of the Company's proprietary rights and technology. The Company's proprietary rights and technology include confidential information and trade secrets which the Company attempts to protect through confidentiality and nondisclosure provisions in its licensing, services, reseller and distribution agreements. The Company typically attempts to protect its confidential information and trade secrets through these contractual provisions for the term of the applicable agreement and, to the extent permitted by applicable law, for some negotiated period of time following termination of the agreement, typically one to two years at a minimum. Although the Company is not aware of any current or previous infringement of its proprietary rights and technology, there can be no assurance that the Company's means of protecting its proprietary rights and technology will be adequate or that the Company's competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the U.S.

  Risks of Infringement Claims. Many patents, copyrights and trademarks have been issued in the general areas of information and telecommunications services and computer telephony. The Company believes that in the ordinary course of its business third parties will claim that the Company's current or future products or services infringe the patent, copyright or trademark rights of such third parties. No assurance can be given that actions or claims alleging patent, copyright or trademark infringement will not be brought against the Company with respect to current or future products or services, or that, if such actions or claims are brought, the Company will ultimately prevail. Any such claiming parties may have significantly greater resources than the Company to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved products and services, require the Company to enter into royalty or licensing agreements, or cause the Company to discontinue use of the challenged technology, tradename or service mark at potentially significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is aware of other companies that use the terms "WorldLink" or "Premiere" in describing their products and services, including telecommunications products and services. Certain of those companies hold registered trademarks which incorporate the names "WorldLink" or "Premiere." The Company has received correspondence from a provider of prepaid calling cards which claims that the Company's use of the term "WorldLink" infringes upon its trademark rights. In addition, the Company has received correspondence from a major bank, which is among the holders of registered trademarks incorporating the term "WorldLink," inquiring as to the nature of the Company's use of the term "WorldLink" as part of its mark "Premiere WorldLink." Based on, among other things, the types of businesses in which the other companies are engaged and the low likelihood of confusion, the Company believes these claims to be without merit.

  In October 1996, VTE received a letter from a third party claiming that certain aspects of VTE's products and services may be infringing upon one or more of the third party's patents. The Company has reviewed the patent claims of the third party and does not believe that the Company's products or services infringe on the claims of the third party. No patent infringement claims against the Company have been filed by the third party at this time. Should the third party file patent infringement claims against the Company, the Company believes that it would have meritorious defenses to any such claims. However, due to the inherent uncertainties of litigation, the Company is unable to predict the outcome of any potential litigation with the third party, and any adverse outcome could have a material adverse effect on the Company's business, results of operations or financial condition. Even if the Company were to ultimately prevail, the Company's business could be adversely affected by the diversion of management attention and litigation costs. Because of this risk, the Company withheld in escrow approximately 123,000 shares of Common Stock from the purchase price of VTE and VTN. This escrow arrangement terminates in April 2000. There can be no assurance that such escrow will be sufficient to fully cover the Company's exposure in the event of litigation or an adverse outcome to the potential infringement claims.

  In May 1997, Premiere received a letter from a manufacturer and marketer of certain telecommunications equipment asserting that Premiere is offering certain "calling card and related enhanced services," "single number service" and "call connecting services" covered by three patents held by that company and inviting Premiere to obtain a license. Premiere has preliminarily reviewed the subject patents and, based on that review, presently believes that its products and services currently being marketed do not infringe these patents. Premiere intends, however, to conduct a further review of these patents in order to determine whether it would be helpful to its future products and services to license the patents. If Premiere ultimately determines that it is infringing these patents, or any one of them, it could seek to license the technology or discontinue using it and employ an alternate technology. There can be no assurance that Premiere would be able to license the technology on commercially reasonable terms or that it could easily and inexpensively migrate to a new call reorigination technology. Premiere's call reorigination service is only one service that it offers, and management does not believe that this service is critical to the marketing of Premiere's overall suite of services. Consequently, Premiere does not believe that its inability to license the technology or migrate to a new technology would have a material adverse effect on its business, financial condition and results of operations. No claim has been asserted beyond this letter, but no assurance can be given that the third party will not commerce an infringement action against Premiere. If a patent infringement claim is brought against Premiere, there can be no assurance that Premiere would prevail and any adverse outcome could have a material adverse effect on Premiere's business, financial condition and results of operations.

  In May 1997, the Company received a letter from counsel for a provider of goods and services in the telecommunications field objecting to the Company's use of the phrase "personal assistant" based on that company's federally registered "personal assistant" service mark. On June 18, 1997, counsel for the Company responded to the objections, noting that the Company did not intend to use, nor would it use in the future, the words "personal assistant" as a trademark or service mark, but instead would merely use these words to describe the nature of its product. The Company has not heard anything further from the potential claimant and believes that the matter has been resolved.

  In July 1997, the Company received a letter from counsel for a French publishing company objecting to the Company's use of the "Premiere" trademark. Based on, among other things, the type of business in which the French company is engaged and the unlikelihood that the Company will engage in competitive activities using the Premiere mark in France, the Company believes that no action will be brought. Due to the inherent uncertainties of litigation, however, the Company is unable to predict the outcome of any potential litigation with the French company, and any adverse outcome could have a material effect on the Company's business, financial condition and results of operations. Even if the Company were to prevail in such a challenge, the Company's business could be adversely affected by the diversion of management attention and litigation costs.

  In February 1997, the Company entered into a long-term nonexclusive license agreement with AudioFAX settling a patent infringement suit filed by AudioFAX in June 1996. In the third quarter of 1996, the Company took a one-time charge for the estimated legal fees and other costs that the Company expected to incur to resolve this matter. In September 1997, VoiceCom also entered into a long-term nonexclusive license agreement with AudioFAX.

  In July 1996, Xpedite received a letter from counsel for AudioFAX, which informed Xpedite that AudioFAX is the owner of certain U.S. and Canadian patents relevant to the fax processing business, and inquired as to Xpedite's interest in obtaining a license to use these patents. In the first quarter of 1998, the Company expects to take a one-time charge of approximately $2.85 million for the estimated settlement costs and expenses related to resolution of these claims.

  Uncertainty of Strategic Relationships. A principal element of the Company's strategy is the creation and maintenance of strategic relationships that will enable the Company to offer its services to a larger customer base than the Company could otherwise reach through its direct marketing efforts. The Company has experienced growth in its existing strategic relationships during 1996 and 1997 and has entered into or initiated new strategic relationships with several companies, including WorldCom and American Express. Although the Company intends to continue to expand its direct marketing channels, the Company believes that strategic partner relationships may offer a potentially more effective and efficient marketing channel. Consequently, the Company's success depends in part on the ultimate success of these relationships and on the ability of these strategic partners to market the Company's services effectively. Failure of one or more of the Company's strategic partners to successfully develop and sustain a market for the Company's services, or the termination of one or more of the Company's relationships with a strategic partner, could have a material adverse effect on the Company's overall performance. The telecommunications industry is experiencing rapid consolidation. Recently WorldCom, which is a strategic partner of the Company, entered into an agreement to acquire MCI, which competes with the Company with respect to certain services. Consolidation in the communications industry, including consolidations involving the Company's customers and strategic partners, could have a material adverse effect on the Company's business, financial condition and results of operations.

  In November 1996, the Company entered into a strategic alliance agreement with WorldCom, whereby WorldCom is required, among other things, to provide the Company with the right of first opportunity to provide certain enhanced computer telephony services for a period of at least 25 years. In connection with this agreement, the Company issued to WorldCom 2,050,000 shares of Common Stock valued at approximately $25.2 million (based on an independent appraisal) and paid WorldCom $4.7 million in cash. The Company recorded the value of this agreement as an intangible asset. While the Company believes that the intangible asset will be recovered over the life of the agreement, this recoverability is dependent upon the success of the strategic relationship. The Company will continually evaluate the realizability of the intangible asset recorded, and there can be no assurance that future evaluations will not require a write-down of this asset.

  Although the Company views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services, there can be no assurance that its strategic partners view their relationships with the Company as significant for their own businesses or that they will not reassess their commitment to the Company in the future. The Company's arrangements with its strategic partners do not always establish minimum performance requirements for the Company's strategic partners, but instead rely on the voluntary efforts of these partners in pursuing joint goals. Certain of these arrangements prevent the Company from entering into strategic relationships with other companies in the same industry as the Company's strategic partners, either for specified periods of time or while the arrangements remain in force. In addition, even when the Company is without contractual restriction, it may be restrained by business considerations from pursuing alternative arrangements. The ability of the Company's strategic partners to incorporate the Company's services into successful commercial ventures will require the Company, among other things, to continue to successfully enhance its existing services and develop new services. The Company's inability to meet the requirements of its strategic partners or to comply with the terms of its strategic partner arrangements could result in its strategic partners failing to market the Company's services, seeking alternative providers of communications and information services or canceling their contracts with the Company, any of which could have a material adverse impact on the Company's business, financial condition and results of operations.

  Dependence on Licensing and Strategic Relationships. The Company has licensing relationships with companies that have chosen to outsource part or all of their communications card services to Premiere. License fees accounted for approximately 4.2% of Premiere's revenues in 1996 and 6.8% of Premiere's revenues during 1997. One licensee, Communications Network Corporation ("CNC"), accounted for approximately 19.6% of Premiere's 1996 license fees and approximately 0.8% of the Company's total 1996 revenues. On August 6, 1996, CNC was placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code. CNC owed the

Company approximately $627,000 as of December 31, 1996. However, CNC's transmission provider, WorldCom Network Services, Inc., d/b/a WilTel, is also obligated to pay this amount to the Company. In addition, WorldCom accounted for approximately 43.5% of the Company's 1996 license fees and approximately 1.8% of the Company's total 1996 revenues, and approximately 66.8% of the Company's license fees and 4.5% of the Company's total 1997 revenues. The Company believes that through a combination of new licensing agreements, the strategic alliance agreement with WorldCom and increased revenues from existing licensees, the Company has replaced all of the anticipated CNC revenue.

  The Company intends to increase its number of licensees and its licensee transaction volume in the future. The Company's success depends in part upon the ultimate success or failure of its licensees. The telecommunications industry is intensely competitive and rapidly consolidating. The majority of companies that have chosen to outsource communications card services to Premiere are small or medium-sized telecommunications companies that may be unable to withstand the intense competition in the telecommunications industry. Licensees that ceased doing business with Premiere due to financial difficulties contributed in the aggregate approximately $2.9 million of Premiere's 1996 revenues. Although the Company was able to add new licensees in 1996 and the first three quarters of 1997, there can be no assurance that the failure of one or more of the Company's licensees to develop and sustain a market for the Company's services, or termination of one or more of the Company's licensing relationships, will not have a material adverse effect on the Company's business, financial condition and results of operations.

  Year 2000 Problem. It is possible that a significant portion of the Company's currently installed computer systems, software products, billing systems, telephony platforms, networks, database or other business systems (hereinafter referred to collectively as "Systems"), or those of the Company's customers, vendors or resellers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the years 1999, 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company is currently in the process of evaluating its Systems to determine whether or not modifications will be required to prevent problems related to the Year 2000. There can be no assurance that the Company will identify all such Year 2000 problems in its Systems or those of its customers or vendors, including network transmission providers, in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. In addition, the Company is dependent upon third parties for transmission of its calls and other communications. There can be no assurance that these third party providers will identify and remedy any Year 2000 problems in their transmission facilities. The expenses of the Company's efforts to identify and address such problems, the expenses or liabilities to which the Company may be subject as a result of such problems, or the failure of third party providers of transmission facilities, could have a material adverse effect on the Company's business, financial condition and results of operations. The financial stability of existing customers may be adversely impacted by Year 2000 problems which could have a material adverse impact on the Company's revenues. In addition, failure of the Company to identify and remedy Year 2000 problems could put the Company at a competitive disadvantage relative to companies that have corrected Year 2000 problems.

  Risks of Leverage. In connection with the issuance of its convertible notes to the public on June 30 and July 30, 1997 (the "Convertible Notes"), Premiere incurred $172.5 million in indebtedness. As a result of this increased leverage, Premiere's principal and interest obligations have increased substantially. The degree to which Premiere is leveraged could adversely affect Premiere's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. Premiere's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements, and in the event of a cash shortfall, Premiere could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements. The indenture related to the Convertible Notes does not contain any financial covenants or any other agreements restricting the payments of dividends, the repurchase of securities of Premiere, the issuance of additional equity or the incurrence of additional indebtedness. In December 1997, Xpedite entered into a credit agreement with certain banks which provides a $150 million revolving credit facility, a $70 million portion of which is available for pound sterling borrowings. All borrowing under this Credit Agreement becomes due and payable on December 16, 1998. Substantially all of the assets of Xpedite collateralize the revolving credit facility. The credit agreement also contains certain financial covenant provisions. Management is currently evaluating the Company's options regarding refinancing this indebtedness which could result in increased leverage and greater restrictions on the Company's activities due to financial covenants and other similar restrictions.

  Shares Eligible for Future Sale; Registration Rights. As of March 26, 1998, the Company had approximately 45,260,000 shares of Common Stock outstanding (including 329,840 Exchangeable Non-Voting Shares of Voice-Tel Canada Limited, a subsidiary of the Company (the "Exchangeable Shares"), which are convertible at any time into a like number of shares of Common Stock and approximately 10,984,000 shares issued or issuable in connection with the Xpedite Merger. Of these shares, approximately 31,348,000 shares of Common Stock are freely transferable without restriction or limitation under the Securities Act. The remaining shares (approximately 13,912,000 shares) are "restricted securities" ("the Restricted Shares") within the meaning of Rule 144 ("Rule 144") adopted under the Securities Act. Approximately 7,032,000 Restricted Shares are immediately eligible for sale in the public market pursuant to Rule 144. Beginning on April 30, 1998 and September 30, 1998, approximately 6,434,000 additional shares and approximately 446,000 additional shares, respectively, will be eligible for sale pursuant to Rule 144, subject to the volume, manner of sale and notice requirements of Rule 144. The Company is aware that Mr. D. Gregory Smith, the beneficial owner of approximately 1.8 million shares, executed a letter agreement with a third party broker that restricts his ability to sell or offer for sale any shares of Common Stock of Premiere until December 5, 1998 without the consent of the third party. There can be no assurance such third party will not give its consent to the sale of shares of Common Stock by Mr. Smith or will enforce its rights under such agreement.

  As of December 31, 1997 options and warrants to purchase an aggregate of approximately 7,413,000 shares of Common Stock were outstanding, of which options and warrants to purchase approximately 3,302,000 shares of Common Stock are vested and immediately exercisable. Substantially all of the shares issuable upon the exercise of outstanding options and warrants will be eligible for immediate resale, if and when issued, under Rule 701 adopted under the Securities Act or pursuant to Registration Statements on Form S-8. In addition, an aggregate of approximately 543,000 shares of Common Stock are issuable upon the exercise of options and warrants previously granted by Xpedite and converted into the right to acquire Premiere Common Stock in the Merger. The Company intends to file a Registration on Form S-8 to register the share issuable upon the exercise of the options and warrants assumed in the Merger.

  The Convertible Notes are convertible into a maximum of approximately 3,227,000 shares of Common Stock at any time prior to final maturity at a conversion price of $33.00 per share, subject to adjustment. The Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes are currently registered for resale under the Securities Act and may be resold pursuant to such registration statement.

  Excluding certain holders of shares of Common Stock issued in connection with the Xpedite Merger discussed below, the holders of approximately 10,641,494 shares of Common Stock and their permitted transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act.

  Prior to the Company's initial public offering in March 1996, the Company granted certain registration rights to holders of convertible preferred stock and warrants. Although these contractual rights remain in force, the shares subject to such registration rights may be freely disposed of pursuant to Rule 144 under the Securities Act.

  Subsequent to the Company's initial public offering, the Company has granted registration rights in connection with the Company's execution of a strategic alliance agreement with WorldCom, and the Company's acquisitions of TeleT Communications, LLC ("TeleT"), the Voice-Tel Entities and VoiceCom. In each of these instances, the Company is required to notify the holders of the Company's intent to register any of its Common Stock under the Securities Act and allow such holders an opportunity to include their shares of Common Stock in the Company's registration; provided, however, that (i) with respect to WorldCom such notice must be given only if the Company intends to register and sell newly issued shares; (ii) with respect to CMG@Ventures, L.P. ("CMG"), such notice must be given only if 20% of the shares held by CMG remain outstanding; and (iii) with respect to the former owners of the Voice-Tel Entities, such notice must be given only until April 30, 1998. These registration rights are subject to certain limitations and restrictions, including the right of the underwriters of an underwritten offering to limit the number of shares offered in such registration if such underwriter determines that the number of shares requested to be registered cannot be underwritten.

  WorldCom has a one-time right to require the Company to file a registration statement under the Securities Act, provided that such request is made: (i) between November 13, 1998 and November 13, 1999; or (ii) within 60 days from the date of a change in control of Premiere, the termination of Boland T. Jones as an executive officer or the termination of the strategic alliance agreement with WorldCom if the events described in clause (ii) occur prior to November 13, 1999. In addition, the registration must be with respect to such minimum number of shares of Common Stock having an aggregate proposed offering price equal to $10.0 million.

  With respect to the former owners of the Voice-Tel Entities, the Company agreed to file a shelf registration statement (the "Voice-Tel Shelf") as soon as practicable following December 15, 1997 to include any shares of Common
Stock then held by the former owners of the Voice-Tel Entities. The Company exercised certain contractual rights to postpone this requirement for up to 90 days. The Company has received requests to register approximately 4.5 million shares of Common Stock and is using its commercially reasonable efforts to file the Voice-Tel Shelf as soon as practicable. In addition, the Company agreed to file a shelf registration statement for the former holders of VoiceCom within 30 days after the filing of the Company's Annual Report on Form 10-K, and use reasonable commercial efforts to have the registration statement declared effective as soon as practicable thereafter. The Company anticipates including these shares in the Voice-Tel Shelf.

  The shares of Premiere Common Stock issued in connection with the Xpedite Merger were registered under the Securities Act and, unless issued to affiliates of Xpedite as of the date of the Xpedite stockholders meeting to consider the Xpedite Merger, are freely transferable without restriction or limitation under the Securities Act.

  For a period of three months commencing 30 days after financial results covering at least 30 days of combined operations of Premiere and Xpedite have been published, each person who is precluded by the Securities Act from selling or disposing of all of their shares of Premiere Common Stock received in the Xpedite Merger within one calendar quarter (a "Large Stockholder") will have a one-time right to require Premiere to file a registration statement under the Securities Act relating to all or part of their registrable securities (an "Xpedite Demand Registration"). Premiere is obligated to use its commercially reasonable efforts to effect an Xpedite Demand Registration as soon as reasonably practical after the request is made, except that Premiere has the right, under certain circumstances, to delay the effective date of a registration statement or any sales thereunder for a period not to exceed 120 days from the date of the request for registration. In addition, Premiere is not obligated to effect an Xpedite Demand Registration (i) for less than one million shares or (ii) within three months of a Large Stockholder selling any registrable securities pursuant to an Xpedite Piggyback Registration (defined below). Unless Premiere shall otherwise consent, any offering pursuant to an Xpedite Demand Registration shall be underwritten and Premiere shall select the underwriters and any additional investment bankers to be used.

  If Premiere proposes to file a registration statement under the Securities Act with respect to an offering for Premiere's own account (other than for offerings pursuant to certain acquisitions or employee benefit plans, non-underwritten offerings or offerings of certain convertible securities), or for the account of any holders of Premiere Common Stock other than the Large Stockholders (other than for non-underwritten offerings), any Large Stockholder may request registration under the Securities Act of all or part of its Registrable Securities on the same terms and conditions as Premiere or such other holders of Premiere Common Stock (an "Xpedite Piggyback Registration"). In the case of an Xpedite Piggyback Registration, Premiere has the right to terminate or withdraw any registration undertaken by it prior to the effectiveness of such registration whether or not any Large Stockholder has elected to include registrable securities in such registration.

  No prediction can be made as to the effect, if any, that the availability of additional shares for sale will have on the market prices of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices of the Common Stock and the ability of the Company to raise equity capital in the future.

  Potential Adverse Impact of Pending Litigation. In the ordinary course of its business, the Company is subject to claims and litigation from third parties alleging that the Company's products and services infringe the patents, trademarks and copyrights of such third parties. See "--Risk of Infringement Claims." The Company has several litigation matters pending not involving infringement claims, as described below, which the Company is defending vigorously. Due to the inherent uncertainties of the litigation process and the judicial system, the Company is unable to predict the outcome of such litigation matters. If the outcome of one or more of such matters is adverse to the Company, it could have a material adverse effect on the Company's business, financial condition and results of operations.

  On January 21, 1997, Eric Bott, E.B. Elliott and Cost Recovery Systems, Inc. ("CRS") filed a complaint against the Company, PCI and the Company's president, Boland T. Jones, in the Superior Court of Fulton County, Georgia ("Civil Action"). As of December 2, 1997, the Company, PCI and Mr. Jones entered into a settlement agreement with Mr. Bott which settled and disposed of Mr. Bott's claims in connection with this litigation. On December 12, 1997, Mr. Elliott and CRS filed a Second Amended Complaint against Premiere and Boland T. Jones in the Civil Action. The first count seeks an accounting of commissions that Mr. Elliott and CRS allege may be due to them under a sales commission agreement between CRS and Premiere. The second count seeks options for 72,000 shares of Premiere Common Stock that Mr. Elliott and CRS claim are due to them, or damages in the alternative. The third count seeks to recover the Plaintiffs' reasonable attorneys' fees. In the Second Amended Complaint, the remaining plaintiffs have dropped their prior request for punitive damages. The Company believes it has meritorious defenses to Mr. Elliott's and CRS' remaining allegations, but due to the inherent uncertainties of the litigation process, the Company is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to the Company, it could have a material adverse effect on the Company's business, financial condition and results of operations. The settlement with Mr. Bott will not have a material adverse effect on the Company's business, financial condition or results of operations.

  On August 6, 1996, CNC, a licensing customer of the Company, was placed into bankruptcy (the "Bankruptcy Case") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). On August 23, 1996, CNC filed a motion to intervene in a separate lawsuit brought by a CNC creditor in the United States District Court for the Southern District of New York against certain guarantors of CNC's obligations and to file a third-party action against numerous entities, including such CNC creditor and PCI for alleged negligent misrepresentations of fact in connection with an alleged fraudulent scheme designed to damage CNC (the "Intervention Suit"). The District Court has denied CNC's requests to intervene and to file a third party action and has transferred the remainder of the Intervention Suit to the Bankruptcy Case. Based upon the bankruptcy examiner's findings and the subsequently appointed bankruptcy trustee's investigation of potential actions directed at PCI, including an avoidable preference claim under the Bankruptcy Code of an amount up to approximately $950,000, the bankruptcy trustee (the "Trustee") and PCI have reached a tentative settlement on all issues between the parties, subject to Bankruptcy Court approval. The terms of the proposed settlement have been incorporated into a proposed plan of reorganization (the "Plan") filed by the Trustee with the Bankruptcy Court, which is also subject to Bankruptcy Court approval. Based upon hearings before the Bankruptcy Court, the Trustee filed on November 18, 1997, a motion requesting approval of the settlement to accompany the Plan. If only the settlement is approved, PCI will obtain a release from the Trustee and the Trustee will dismiss the Intervention Suit in consideration of PCI making a cash payment of $1,200,000 to the Trustee. If the Plan is subsequently approved by the Court, PCI will make an additional cash payment of up to $300,000 to the Trustee in consideration of PCI obtaining certain allowed subordinated claims and the Court granting an injunction in Premiere's favor against possible nuisance suits relating to the CNC business. The Company has previously established a reserve for the settlement and Plan payments. If the outcome of this matter is adverse to PCI, the settlement is not approved and the Trustee successfully pursues possible litigation against the Company, it could have a material adverse effect on the Company's business, operating results or financial condition.

  On November 26, 1997, Wael Al-Khatib ("Al-Khatib"), the sole shareholder and former president of CNC, and his company, Platinum Network, Corp. ("Platinum") (Al-Khatib and Platinum are collectively referred to herein as "Plaintiffs"), filed a complaint against PCI, WorldCom Network Services, Inc. f/k/a WilTel, Inc., Bernard J. Ebbers, David F. Meyers, Robert Vetera, Joseph Cusick,
William Trower, Don Wilmouth, Digital Communications of America, Inc., Boland Jones, Patrick Jones, and John Does I-XX (the "Defendants") in the United States District Court for the Eastern District of New York (the "Al-Khatib lawsuit"). Plaintiffs contend that, during 1996, PCI, certain officers of PCI and the other Defendants engaged in a fraudulent scheme to restrain trade in the debit card market nationally and in the New York debit card sub-market and made misrepresentations of fact in connection with the scheme. The Plaintiffs are seeking at least $250 million in compensatory damages and $500 million in punitive damages from PCI and the other Defendants. Pursuant to the local rules of the District Court, PCI has filed a letter stating the reaons it believes the lawsuit should be dismissed. PCI has also filed a motion for sanctions under Federal Rule of Civil Procedure 11. PCI believes that it has meritorious defenses to the Plaintiffs' allegations and will vigorously defend the same. Due to the inherent uncertainties of the judicial system, the Company is not able to predict the outcome of the Al-Khatib lawsuit. If the Al-Khatib lawsuit is not resolved in the Company's favor, it could have a material adverse effect on the Company's business, financial condition and results of operations.

  On July 8, 1997, various limited partners purporting to act on behalf of Telentry Research Limited Partnership, Telentry Development Limited Partnership, Telentry XL Limited Partnership, Telentry Research Limited Partnership II and Telentry Development Limited Partnership II (collectively, the "Telentry Partnerships") filed a complaint in the Superior Court of New Jersey for Morris County against Xpedite and two other defendants. The complaint alleges, inter alia, that Xpedite is in breach of its obligations to make royalty payments under a series of license agreements between Xpedite and the Telentry Partnerships. In this action, the plaintiff's seek, inter alia, damages of $2,030,040 and an accounting of royalties. On September 29, 1997. Xpedite filed a motion to dismiss the complaint. The court subsequently elected to treat this motion as a motion for summary judgment. The motion has been fully briefed by both parties, and oral argument is currently scheduled for April 3, 1998. To date, no discovery has been taken in this action.

  On February 23, 1998, Rudolf R. Nobis and Constance Nobis filed a complaint in the Superior Court of Union County, New Jersey against 15 named defendants including Xpedite Systems, Inc. ("Xpedite") and certain of its alleged current and former officers, directors, agents and representatives. The lawsuit is styled Rudolf R. Nobis and Constance Nobis v. Edward Angrisani, et al., Civil Action File No. UNN-L-113698, Superior Court of New Jersey Law Division: Union County. The plaintiffs allege that the 15 named defendants and certain unidentified "John Doe defendants" engaged in wrongful activities in connection with the management of the plaintiffs' investments with Equitable Life Assurance Society of the United States and/or Equico Securities, Inc. (collectively "Equitable"). More specifically, the complaint asserts wrongdoing in connection with the plaintiffs' investment in securities of Xpedite and in unrelated investments involving insurance-related products. The defendants include Equitable and certain of its current or former representatives. The allegations in the complaint against Xpedite are limited to plaintiffs' investment in Xpedite. The plaintiffs have alleged that two of the named defendants, allegedly acting as officers, directors, agents or representatives of Xpedite, induced the plaintiffs to make certain investments in Xpedite but that the plaintiffs failed to receive the benefits that they were promised. The plaintiffs allege that Xpedite knew or should have known of alleged wrongdoing on the part of other defendants. The plaintiffs' claims against Xpedite include breach of contract, breach of fiduciary duty, unjust enrichment, conversion, fraud, conspiracy, interference with economic advantage and liability for ultra vires acts. The plaintiffs seek an accounting of the corporate stock in Xpedite, compensatory damages of $4,845,953.13, plus $200,000 in "lost investments," interest and/or dividends that have accrued and have not been paid, punitive damages in an unspecified amount, and for certain equitable relief, including a request for Xpedite to issue 139,430 shares of common stock in the plaintiffs' names, attorneys' fees and costs and such other and further relief as the Court deems just and equitable. Xpedite intends to file an answer denying the material allegations of the complaint and asserting various affirmative defenses and a motion to dismiss the counts of the complaint against it. Premiere believes that Xpedite has meritorious defenses to the plaintiffs' allegations, but due to the inherent uncertainties of the litigation process, Premiere is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to Xpedite, it could have a material adverse effect on the Company's business, operating results and financial condition.

  Dependence on Switching Facilities and Computer Telephony Platforms; Damage, Failure and Downtime. The Company currently maintains switching facilities and computer telephony platforms in Atlanta, Georgia, Dallas, Texas and London, England. The Company's network service operations are dependent upon its ability to protect the equipment and data at its switching facilities against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. The Company has taken precautions to protect itself and its subscribers from events that could interrupt delivery of the Company's services. These precautions include physical security systems, uninterruptible power supplies, on-site power generators, upgraded backup hardware and fire protection systems. The Company's network is further designed such that the data on each network server is duplicated on a separate network server. Notwithstanding such precautions, and although the Company has not experienced any significant downtime of its network in the last three years due to technical failures, natural disasters or similar events, there can be no assurance that a fire, act of sabotage, technical failure, natural disaster or a similar event would not cause the failure of a network server and its backup server, other portions of the Company's network or one of the switching facilities as a whole, thereby resulting in an interruption of the Company's services. Such an interruption could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company maintains business interruption insurance providing for aggregate coverage of approximately $10.8 million per policy year, there can be no assurance that the Company will be able to maintain its business interruption insurance, that such insurance will continue to be available at reasonable prices or that such insurance will be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its subscribers.

  Factors Affecting Operating Results; Potential Fluctuations in Quarterly Results. The Company's operating results have varied significantly in the past and may vary significantly in the future. Special factors that may cause the Company's future operating results to vary include: (i) the unique nature of strategic relationships into which the Company may enter in the future; (ii) changes in operating expenses resulting from such strategic relationships and other factors; (iii) the continued acceptance of the Company's licensing program; (iv) the financial performance of the Company's licensees; (v) the timing of new service announcements; (vi) market acceptance of new and enhanced versions of the Company's services; (vii) potential acquisitions;
(viii) changes in legislation and regulation that may affect the competitive environment for the Company's communications services; and (ix) general economic and seasonal factors.

  In the future, revenues from the Company's strategic relationships may become an increasingly significant portion of the Company's total revenues. Due to the unique nature of each strategic relationship, these relationships may change the Company's mix of expenses relative to revenues.

  Quarterly revenues are difficult to forecast because the market for the Company's services is rapidly evolving. The Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock will likely be materially adversely affected.

  Risk of Software Failures or Errors. The software developed and utilized by the Company in providing its services, including the Orchestrate software, may contain undetected errors. Although the Company generally engages in extensive testing of its software prior to introducing the software onto its network, there can be no assurance that errors will not be found in the software after the software goes into use. Any such error may result in partial or total failure of the Company's network, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability of subscribers to use Premiere's network or the cancellation by subscribers of their service with

Premiere, any of which could have a material adverse effect on the Company. The Company maintains technology errors and omissions insurance coverage of $10.0 million per policy aggregate. However, there can be no assurance that the Company will be able to maintain its technology errors and omissions insurance, that such insurance will continue to be available at reasonable prices or will be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its subscribers.

  Dependence upon Telecommunication Providers; No Guaranteed Supply. The Company does not own a transmission network and, accordingly, depends on WorldCom, LCI International Telecom Corp. ("LCI"), MCI, Sprint and other facilities-based and non-facilities based carriers for transmission of its subscribers' long distance calls. These long distance telecommunications services generally are procured pursuant to supply agreements for terms of three to five years, subject to earlier termination in certain events. Certain of these agreements provide for minimum purchase requirements. Further, the Company is dependent upon LECs for call origination and termination. If there is an outage affecting one of the Company's terminating carriers, the Company's platform automatically switches calls to another terminating carrier if capacity is available. The Company has not experienced significant losses in the past due to interruptions of service at terminating carriers, but no assurance can be made in this regard in the future. The Company's ability to maintain and expand its business depends, in part, on its ability to continue to obtain telecommunication services on favorable terms from long distance carriers and the cooperation of both interexchange and LECs in originating and terminating service for its subscribers in a timely manner. The partial or total loss of the ability to receive or terminate calls would result in a loss of revenues by the Company and could lead to a loss of subscribers, which could have a material adverse effect on the Company.

 The Company leases capacity on the WorldCom backbone to provide connectivity and data transmission within the Company's private data network. The telecommunications agreement expires in September 2000. The Company's hub equipment is collocated at various WorldCom sites pursuant to co-location agreements that are terminable by either party upon 30 days written notice. The Company's ability to maintain network connectivity is dependent upon its access to transmission facilities provided by WorldCom or an alternative provider. The Company has no assurance that it will be able to continue such relationship with WorldCom beyond the terms of its current agreements with WorldCom or that it will be able to find an alternative provider on terms as favorable as those offered by WorldCom or on any other terms. If the Company were required to relocate its hub equipment or change its network transmission provider, it could experience shutdowns in its service and increase costs which could have a material adverse effect on its customer relationships and customer retention and, therefore, its business, financial condition and results of operations.

 Reliance on Supplier of Voice Messaging Equipment. The Company does not manufacture voice messaging equipment used at its voice messaging service centers, and such equipment is currently available from a limited number of sources. Although the Company has not historically experienced any significant difficulty in obtaining equipment required for its operations and believes that viable alternative suppliers exist, no assurance can be given that shortages will not arise in the future or that alternative suppliers will be available. The inability of the Company to obtain this equipment could result in delays or reduced delivery of messages which would materially and adversely affect the Company's business, financial condition and results of operations.

  Regulation. Various regulatory factors affect the Company's financial performance and its ability to compete. The Company's operating subsidiaries that provide regulated long distance telecommunications services ("Operating Subsidiaries") are subject to regulation by the FCC and by various state public service and public utility commissions ("PUCs"), and are otherwise affected by regulatory decisions, trends and policies made by these agencies. FCC rules currently require interexchange carriers to permit resale of their transmission services. FCC rules also require LECs to provide all interexchange carriers with equal access to local exchange facilities for purposes of origination and termination of long distance calls. If either or both of these requirements were eliminated, the Company could be adversely affected. Moreover, the underlying carriers that provide services to the Operating Subsidiaries or that originate or terminate the Operating Subsidiaries' traffic may increase rates or experience disruptions in service due to factors outside the Company's control, which could cause the Operating Subsidiaries to experience increases in rates for telecommunications services or disruptions in transmitting their subscribers' long distance calls.

  PCI, one of the Operating Subsidiaries, has made the requisite filings with the FCC to provide interstate and international long distance services. VoiceCom Systems, Inc. ("VCOM"), another Operating Subsidiary, is in the process of making the requisite filings with the FCC to provide interstate and international long distance services. There can be no assurance that the FCC will approve VCOM's filings. Failure by VCOM to comply with FCC requirements in connection with its provision of interstate and international long distance services could have a material adverse effect on the Company's or on VCOM's business, financial condition and results of operation.

  In order to provide intrastate long distance service, the Operating Subsidiaries generally are required to obtain certification from state PUCs, to register with such state PUCs or to be found exempt from registration by such state PUCs. Each of PCI and VCOM has either filed the applications necessary to provide intrastate long distance telecommunications services throughout the United States or is in the process of filing such applications. To date, PCI is authorized to provide long distance telecommunications services in 46 states and in the District of Columbia and is seeking authorization to provide long distance telecommunications services in four states. With the exception of three states, Colorado, Michigan and Arizona, in which PCI's applications to provide operator service (i.e., "0+") are pending, PCI is authorized to provide operator service in each state where PCI provides long distance telecommunications service. VCOM, on the other hand, is authorized to provide long distance telecommunications services in 13 states and in the District of Columbia and is in the process of filing applications for certificates to provide long distance telecommunications services in 37 states. The Operating Subsidiaries' facilities do not prevent subscribers from using the facilities to make long distance calls in any state, including states in which the Operating Subsidiaries currently are not authorized to provide intrastate telecommunications services and operator services. There can be no assurance that the Operating Subsidiaries' provision of long distance telecommunications and operator services in states where the Operating Subsidiaries are not authorized to provide such services will not have a material adverse effect on the Company's or on the Operating Subsidiaries' business, financial condition and results of operations.

  The 1996 Act is intended to increase competition in the long distance and local telecommunications markets. The 1996 Act opens competition in the local services market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by incumbent LECs, including the RBOCs. The 1996 Act allows RBOCs to provide long distance service outside of their local service territories but bars them from immediately offering in-region interLATA long distance services until certain conditions are satisfied. An RBOC must apply to the FCC to provide in-region interLATA long distance services and must satisfy a set of pro-competitive criteria intended to ensure that RBOCs open their own local markets to competition before the FCC will approve such application. Further, while the FCC has final authority to grant or deny such RBOC application, the FCC must consult with the Department of Justice to determine if, among other things, the entry of the RBOC would be in the public interest, and with the relevant state to determine if the pro-competitive criteria have been satisfied. While the FCC has yet to grant any RBOC inter-LATA application, the Company is unable to determine how the FCC will rule on any such applications in the future.

  In response to a constitutional challenge filed by SBC Communications Inc., the United States District Court for the Northern District of Texas found the 1996 Act's restrictions on RBOC interLATA services to be an unconstitutional bill of attainder, but stayed the effect of its decision pending further appeal. As a result of the 1996 Act and if the interLATA restrictions are ultimately struck down, the Company may experience increased competition from others, including the RBOCs. In addition, the Operating Subsidiaries may be subject to additional regulatory requirements and fees, including universal service assessments and payphone compensation surcharges resulting from the implementation of the 1996 Act.

  In conducting its business, the Company is subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code and is also subject to the electronic funds transfer rules embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Congress has held hearings regarding, and various agencies are considering, whether to regulate providers of services and transactions in the electronic commerce market. For example, the Federal


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Reserve recently completed a study, directed by Congress, regarding the propriety of applying Regulation E to stored value cards. The Department of Treasury recently promulgated proposed rules applying record keeping, reporting and other requirements to a wide variety of entities involved in electronic commerce. It is possible that Congress, the states or various government agencies could impose new or additional requirements on the electronic commerce market or entities operating therein. If enacted, such laws, rules and regulations could be imposed on the Company's business and industry and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's proposed international activities also will be subject to regulation by various international authorities and the inherent risk of unexpected changes in such regulation.

  Risks Associated with International Expansion. A key component of the Premiere strategy is its planned expansion into international markets. In 1996, the Company opened a POP site in London, England which is currently being upgraded to a full switching facility and computer telephony platform. In addition, the Company intends to pursue long term strategic relationships with European partners. Premiere also intends to establish high speed client/server networks of personal computers (called "Telnodes") and PCs utilizing the Company's proprietary software (called "Network Managers") in Canada, New Zealand and potentially other countries in 1998. The Company currently has voice messaging service centers in Canada, Australia, New Zealand and Puerto Rico, If international revenues are not adequate to offset the expense of establishing and maintaining these international operations, Premiere's business, financial condition and results of operations could be materially adversely affected. To date, Premiere has only limited experience in marketing and distributing its services internationally. There can be no assurance that Premiere will be able to successfully establish the proposed international Telnodes and Network Managers or to market, sell and deliver its services in international markets. In addition to the uncertainty as to Premiere's ability to expand its international presence, there are certain difficulties and risks inherent in doing business on an international level, such as burdensome regulatory requirements and unexpected changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences. The Company denominates foreign transactions in foreign currency and does not engage in hedging transactions. The Company has not experienced any material losses from fluctuations in currency exchange rates, but there can be no assurance that the Company will not incur material losses due to currency exchange rate fluctuations in the future.

  Premiere recently completed the Xpedite Merger. A significant portion of Xpedite's business is conducted outside the United States and a significant portion of its revenues and expenses are derived in foreign currencies. Accordingly, Xpedite's results of operations may be materially affected by fluctuations in foreign currencies. Many aspects of Xpedite's international operations and business expansion plans are subject to foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the business or market opportunities of Xpedite within such governments' countries, including increased tariffs. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to Xpedite's operations and growth strategy.

  Risks Associated with Expansion of Enhanced Document Distribution
Services. Premiere intends to accelerate growth of Enhanced Document Distribution Services throughout the world by expansion of Xpedite's proprietary private world-wide document distribution network (the "Xpedite Network"), the integration of the Xpedite Network with Premiere's private frame relay network and computer telephony platform and the acquisition of entities engaged in the business of Enhanced Document Distribution Services. There can be no assurance that Premiere will be able to expand its ability to provide services at a rate or in a manner satisfactory to meet the demands of existing or future customers, including, but not limited to, increasing the capacity of the Xpedite Network to process increasing amounts of document traffic, integrating and increasing the capability of the Xpedite Network to perform tasks required by Premiere's customers or identifying and establishing alliances with new partners in order to enable Premiere to expand its network in new geographic regions. Such inability may adversely affect customer relationships and perceptions of Premiere in the markets in which it provides services, which could have a material adverse effect on Premiere's business, financial condition or results of operations. In addition, such growth will involve substantial investments of capital, management and other resources. There can be no assurance that Premiere will generate sufficient cash for future growth of the Enhanced Document Distribution Services business through earnings or external financings, or that such external financings will be available on terms acceptable to Premiere or that Premiere will be able to employ any such resources in a manner that will result in accelerated growth.

  Risk of Loss from Returned Transactions; Fraud; Bad Debt; Theft of
Services. Premiere uses two principal financial payment clearance systems: the Federal Reserve's Automated Clearing House for electronic fund transfers; and the national credit card systems for electronic credit card settlement. In its use of these established payment clearance systems, Premiere generally bears credit risks similar to those normally assumed by other users of these systems arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud. From time to time, persons have gained unauthorized access to Premiere's network and obtained services without rendering payment to Premiere by unlawfully using the access numbers and Personal Identification Numbers ("PINs") of authorized users. In addition, in connection with Premiere's wholesale prepaid telephone card relationships, Premiere has experienced unauthorized activation of prepaid telephone cards. No assurance can be given that losses due to unauthorized use of access numbers and PINs, unauthorized activation of prepaid calling cards or activation of prepaid calling cards in excess of the prepaid amount, or theft of prepaid calling cards will not be material. Premiere attempts to manage these risks through its internal controls and proprietary billing system. Premiere's computer telephony platform is designed to prohibit a single access number and PIN from establishing multiple simultaneous connections to the platform, and Premiere establishes preset spending limits for each subscriber. Premiere also maintains reserves for such risks. Past experience in estimating and establishing reserves and Premiere's historical losses are not necessarily accurate indicators of Premiere's future losses or the adequacy of the reserves established by Premiere in the future. Although Premiere believes that its risk management and bad debt reserve practices are adequate, there can be no assurance that Premiere's risk management practices, including its internal controls, or reserves will be sufficient to protect Premiere from unauthorized or returned transactions or thefts of services which could have a material adverse effect on Premiere's business, financial condition and results of operations.

  Anti-Takeover Effects of Certain Provisions of Articles of Incorporation, Bylaws and Georgia Law. The Board of Directors of the Company is empowered to issue preferred stock without shareholder action. The existence of this "blank-check" preferred could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. The Company's Articles of Incorporation, as amended (the "Articles"), divide the Board of Directors into three classes, as nearly equal in size as possible, with staggered three-year terms. One class will be elected each year. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire control of the Company. The Company is also subject to certain provisions of the Georgia Business Corporation Code which relate to business combinations with interested shareholders. In addition to considering the effects of any action on the Company and its shareholders, the Company's Articles permit the Board of Directors and the committees and individual members thereof to consider the interests of various constituencies, including employees, customers, suppliers, and creditors of the Company, communities in which the Company maintains offices or operations, and other factors which such directors deem pertinent, in carrying out and discharging the duties and responsibilities of such positions and in determining what is believed to be in the best interests of the Company.